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                                                                      Exhibit 5

                                BINGHAM DANA LLP
                               150 Federal Street
                                Boston, MA 02110

                                January 22, 2001

Cubist Pharmaceuticals, Inc.
24 Emily Street
Cambridge, MA  02139

         Re: Registration Statement on Form S-3 under the Securities Act of 1933, as amended

Ladies and Gentlemen:

         We have acted as counsel to Cubist Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 253,835 shares (the "Shares") of the Company's Common Stock, $0.001 par value per share, to be offered by certain stockholders of the Company (the "Selling Stockholders"), pursuant to a Registration Statement on Form S-3 initially filed by the Company with the Securities and Exchange Commission on January 22, 2001.

         The Shares are to be issued in exchange for exchangeable shares of C&T Acquisition Corporation ("C&T"), a Canadian subsidiary of the Company, issued pursuant to the Acquisition Agreement, dated as of December 12, 2000, by and among the Company, C&T, TerraGen Discovery Inc. and MDS Capital Corp., and related agreements (the "Acquisition Agreements"), by which the Company acquired, indirectly through C&T, all of the issued and outstanding capital stock of TerraGen Discovery Inc.

         As such counsel, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

         We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

         This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

         Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, upon issuance of the Shares in accordance with the terms of the Acquisition Agreements, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ Bingham Dana LLP

                                           Bingham Dana LLP